Exhibit 99.1

[Grant Prideco Letterhead]

     FOR IMMEDIATE RELEASE

Investor Relations Contacts:
Jay M. Mitchell
Treasurer
(281) 878-5610
jay.mitchell@grantprideco.com

Matthew D. Fitzgerald
Senior Vice President and CFO
(281) 878-5605
matt.fitzgerald@grantprideco.com

Grant Prideco Increases First Quarter Earnings Guidance and
Will Present at the 33rd Annual Howard Weil Energy Conference

     HOUSTON, April 4, 2005 — Grant Prideco, Inc. (NYSE:GRP) announced today that, based on better than expected market conditions, it has updated its earnings guidance for the first quarter of 2005. Management now expects earnings for the first quarter to be approximately $0.25 per share, up from earlier guidance of approximately $0.21 per share. The Company has not yet updated its guidance for fiscal 2005.

     Mike McShane, Chairman, President and Chief Executive Officer of Grant Prideco, Inc., will present at the 33rd Annual Howard Weil Energy Conference in New Orleans on Tuesday, April 5th at 2:10 p.m., Central Daylight Time.

     You may access Grant Prideco’s presentation by visiting our website at http://www.grantprideco.com. First click on the “investor relations” link, followed by a click on “presentations”.

     Grant Prideco (http://www.grantprideco.com), headquartered in Houston, Texas, is the world leader in drill stem technology development and drill pipe manufacturing, sales and service; a global leader in drill bit technology, manufacturing, sales and service; and a leading provider of high-performance engineered connections and premium tubular products and services.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Grant Prideco’s prospects for its operations and future demand for its products and services, all of which are subject to certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions, which are more fully described in Grant Prideco, Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, include the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Grant Prideco’s products, expectations for modestly improving demand for our drill stem products, increased competition in the Company’s premium connection markets, expectations relating to Grant Prideco’s ability to maintain and increase pricing in its various product lines, expectations that we will be able to pass through raw material price increases to our customers, foreign currency issues and unexpected changes in exchange rates, impact of geo-political and other events affecting international markets and trade, Grant Prideco’s ability to remain on the leading edge of technology in its products and successfully introduce and integrate new products and processes, the impact of international and domestic trade laws, unforeseen or unexpected litigation or claims, manufacturing difficulties and disruptions, and Grant Prideco’s assumptions relating thereto. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in Grant Prideco’s forward-looking statements. All financial information is unaudited and should be considered preliminary until our annual report on Form 10-K is filed.

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